News Release	The Procter & Gamble Company One P&G Plaza Cincinnati, OH 45202

FOR IMMEDIATE RELEASE

P&G COMPLETES EXCHANGE OF DURACELL TO BERKSHIRE HATHAWAY

CINCINNATI, February 29, 2016 - Procter & Gamble (NYSE:PG) has announced the completion of the transfer of its Duracell business to Berkshire Hathaway.

P&G said the split transaction involved P&G contributing approximately $1.8 billion in cash to the Duracell Company in a pre-transaction recapitalization in exchange for Berkshire Hathaway's 52 Million shares of P&G stock.

P&G President and Chief Executive Officer, David Taylor, commented:  "Duracell is a strong, global business with a great future ahead of it as part of the Berkshire Hathaway family.  We thank Duracell's employees for their many contributions to P&G and wish them continued success for the future."

The deal with Berkshire Hathaway was announced in November 2014.

Duracell was acquired by P&G in 2005 as part of the acquisition of The Gillette Company.

Goldman Sachs & Co. acted as financial advisor, Cadwalader, Wickersham & Taft LLP acted as tax counsel, and Jones Day acted as legal counsel to P&G.

About Procter & Gamble
P&G serves consumers around the world with one of the strongest portfolios of trusted, quality, leadership brands, including Always®, Ambi Pur®, Ariel®, Bounty®, Charmin®, Crest®, Dawn®, Downy®, Fairy®, Febreze®, Gain®, Gillette®, Head & Shoulders®, Lenor®, Olay®, Oral-B®, Pampers®, Pantene®, SK-II®, Tide®, Vicks®, and Whisper®. The P&G community includes operations in approximately 70 countries worldwide. Please visit http://www.pg.com for the latest news and information about P&G and its brands.

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